                                                                    EXHIBIT 3.13

    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.
                  CONFIDENTIAL PROVISIONS HAVE BEEN OBSCURED.


                           EXCLUSIVE LICENSE AGREEMENT


AGREEMENT, dated as of June 23, 2003 (the "Effective Date"), between THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK, a New York non-profit corporation ("Columbia"), and VIVENTIA BIOTECH, INC., a Canadian corporation ("Company").

WHEREAS, Columbia, has established a laboratory directed by Dr. Ilya Trakht at its Health Sciences Division, engaged in research relating to the use of MFP-2 for human hybridoma production, and

WHEREAS, Company has supported Dr. Trakht's research relating to MFP-2 by entering into a Research Agreement with Columbia dated March 1, 2002, as amended by the First Amendment to Research Agreement effective as of February 28, 2003 (the "Research Agreement"), and obtained certain rights to such research as set forth in that agreement, and

WHEREAS, Columbia is the owner of the United States issued patent and technology incorporated and encompassed in the invention known as: United States Patent No. 6,197,582, entitled "Development of human monoclonal antibodies and uses thereof", issued March 6, 2001, together with any additional inventions and discoveries arising under and pursuant to the Research Agreement or to be made hereunder (collectively referred to herein as "Columbia Technology"); and

WHEREAS, Columbia and Company entered into a License Option Agreement dated March 1, 2002, which granted, inter alia, Company the exclusive option to enter into an exclusive license of and under the Columbia Technology, and

WHEREAS, Company has herein exercised its exclusive rights to such exclusive license, and the Company and Columbia further wish to continue the Research Agreement as set forth in the First Amendment to Research Agreement effective as of February 28, 2003;

NOW, for good and valuable consideration, Columbia and Company agree as follows:


1.       DEFINITIONS.




                                       1
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    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.
                  CONFIDENTIAL PROVISIONS HAVE BEEN OBSCURED.


         a. "Affiliate" shall mean any corporation or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Company. Control means ownership or other beneficial interest in 50% or more of the voting stock or other voting interest of a corporation or other business entity.

         b. "MFP-2 Field" shall mean the treatment, diagnosis and imaging of cancer, except the MFP-2 Field shall not include cancer vaccines based on fusions of MFP-2 with a patient's autologous cells.

         c. "Collaboration Field" shall mean the MFP-2 Field unless otherwise expanded or modified by written agreement of the parties and amendment of this Agreement.

         d. "Licensed MFP-2 Patents" shall mean the United States patents, and the United States, foreign, and international patent applications (including provisional applications) listed in Exhibit A which is attached hereto and incorporated as a part hereof; United States and foreign patents issuing from the patent applications listed in Exhibit A and from any divisionals and continuations of those applications, and any reissues of such United States patents; claims of continuation-in-part applications, and patents directed to subject matter specifically described in the patents and patent applications listed in Exhibit A; claims of all foreign patent applications and patents or related patent documents owned or controlled by Columbia which are directed to subject matter specifically described in any United States patent, or any United States or international patent application listed in Exhibit A, including any provisionals, substitutes, renewals, reissues, extensions, confirmations, reexaminations or registrations thereof; claims of all patent applications and patents owned or controlled by Columbia directed to Licensed MFP-2 Products or uses thereof; and claims of patent applications and patents owned or controlled by Columbia directed to Licensed MFP-2 Technical Information. Exhibit A shall only be amended to reflect: (i) the filing of any regular patent applications claiming priority based on provisional applications listed therein, (ii) the issuance or grant of any patents from United States, international or foreign patent applications listed therein, (iii) the filing of any continuations or divisionals of patent applications listed therein, (iv) the nationalization of international patent applications listed therein, and (v) the filing of any foreign or international patent applications corresponding to United States patent applications listed therein. In the event that a Licensed MFP-2 Patent also satisfies the definition of a Licensed Collaboration Patent, it shall be treated for purposes of this Agreement as a Licensed Collaboration Patent.

         e. "Licensed Collaboration Patents" shall mean United States, foreign, and international patents and patent applications owned or controlled by Columbia that disclose or claim "Inventions" made by Columbia in the course of performance of, and as defined in the Research Agreement.



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
    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.
                  CONFIDENTIAL PROVISIONS HAVE BEEN OBSCURED.

         f. "Licensed Patents" shall mean Licensed MFP-2 Patents and Licensed Collaboration Patents.

         g. "Licensed MFP-2 Products" shall mean: (i) any product within the MFP-2 Field consisting of, including, incorporating, or derived from, in whole or in part, MFP-2, the development, manufacture, use, sale, distribution, rental or lease of which is covered by a claim of a Licensed MFP-2 Patent that has neither expired nor has been declared invalid by a court from which no appeal has been or can be taken, and/or, (ii) the development, manufacture, use, sale, distribution, rental or lease of any product within the MFP-2 Field consisting of, including, incorporating, or derived from, in whole or in part, the Licensed MFP-2 Technical Information, including but not limited to MFP-2. In the event that a Licensed MFP-2 Product also satisfies the definition of a Licensed Collaboration Product, it shall be treated for purposes of this Agreement as a Licensed Collaboration Product.

         h. "Licensed Collaboration Products" shall mean (i) any product within the Collaboration Field the development, manufacture, use, sale distribution, rental or lease of which is covered by a claim of a Licensed Collaboration Patent that has neither expired nor has been declared invalid by a court from which no appeal has been or can be taken, and/or, (ii) the development, manufacture, use, sale, distribution, rental or lease of any product within the Collaboration Field consisting of, including, incorporating, or derived from, in whole or in part, the Licensed Collaboration Technical Information.

         i. "Licensed Products" shall mean Licensed MFP-2 Products and Licensed Collaboration Products.

         j. "Licensed MFP-2 Technical Information" shall mean all such know-how, data, research, reports, formulations, confidential information, and physical materials owned or controlled by Columbia existing as of the Effective Date relating to MFP-2, and conveyed by Columbia to the Company, and all such information owned or controlled by Columbia relating to the Licensed MFP-2 Patents, as generally set forth and listed in Exhibit B, which is attached hereto and incorporated herein. In the event that any Licensed MFP-2 Technical Information also satisfies the definition of Licensed Collaboration Technical Information, it shall be treated for purposes of this Agreement as Licensed Collaboration Technical Information.

         k. "Licensed Collaboration Technical Information" shall mean all such know-how, data, research, reports, formulations, confidential information, and physical materials made by Columbia in the course of performance of the Research Agreement including all such "Invention" and/or "Research Information" provided to the Company under the Research Agreement and/or to be made under this Agreement, and all such information owned or

    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.
                  CONFIDENTIAL PROVISIONS HAVE BEEN OBSCURED.

controlled by Columbia relating to the Licensed Collaboration Patents. For the avoidance of doubt, Licensed Collaboration Technical Information shall also include any and all data, research, reports, formulations, confidential information, and physical materials furnished by Columbia to Company under the Research Agreement or this Agreement.

         l. "Licensed Technical Information" shall mean Licensed MFP-2 Technical Information and Licensed Collaboration Technical Information.

         m. "Company Net Sales" shall mean the total of all fees, amounts, payments, and other consideration charged by the Company, any Affiliate, or a Collaborative Sublicensee to a third party for the manufacture, use, sale, rental or lease of Licensed Products, less returns and customary trade discounts actually taken, outbound freight, value added, sales or use taxes, and custom duties. In the case of transfers of Licensed Products by the Company to an Affiliate or Collaborative Sublicensee for sale, rental, or lease of such Licensed Products by such Affiliate or Collaborative Sublicensee to third parties, Net Sales shall be based upon the greater of the total fees, amounts, payments, and other consideration charged by the Company to the Affiliate or Collaborative Sublicensee and the total fees, amounts, payments, and other consideration charged by the Affiliate or Collaborative Sublicensee to third parties, provided that the multiple sale, resale, or disposition of the same unit of Licensed Products shall not be counted more than once in calculating Company Net Sales.

         n. "Sublicensee" shall mean any third party to whom the Company has granted a sublicense pursuant to this Agreement. "Technology Sublicensee" shall mean a Sublicensee to whom the Company has granted a naked sublicense, i.e., wherein the transaction between the Company and the Sublicensee is substantially limited to a sublicense of the Licensed Patents and/or the Licensed Technical Information and does not include, contemplate, or provide for (i) a transfer of rights in or to a Licensed Product that has been developed or shown to be feasible by the Company, (ii) joint or collaborative development of one or more Licensed Products by the Company and the Sublicensee (which need not include participation by the Company in the marketing, sale, or distribution of such products), or (iii) other forms of joint or collaborative research, development, or testing of Licensed Products or possible Licensed Products between the Company and the Sublicensee. "Collaborative Sublicensee" shall mean a Sublicensee that is not a Technology Sublicensee.

         o. "Technology Sublicensee's Net Sales" shall mean the total of all fees, amounts, payments, and other consideration charged by a Technology Sublicensee for the manufacture, use, sale, rental or lease of Licensed Products, less returns and customary trade discounts actually taken, outbound freight, value added, sales or use taxes, and custom duties.

    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.
                  CONFIDENTIAL PROVISIONS HAVE BEEN OBSCURED.

         p. "Territory" shall mean the entire world, excluding The People's Republic of China, Hong Kong and Taiwan (collectively "China").

         q. "First Anniversary Date" shall mean the date occurring one year after the Effective Date of this Agreement, and each such annual period ("Annual Period") thereafter shall be defined as Second Anniversary Date, Third Anniversary Date, etc.

         r. "MFP-2" shall mean [
                          ] and clones thereof, including but not limited to
MFP-2S, existing as of the Effective Date.


2.       CONDUCT OF RESEARCH.

         Columbia will continue the research specified under the Research Agreement and otherwise conduct in a laboratory at its Health Sciences campus, under the direction of Dr. Ilya Trakht, the research set forth therein (the "Research").


3.       LICENSE GRANT.

                  a. Columbia grants to the Company, upon and subject to all the terms and conditions of this Agreement:

                  i. an exclusive license under the Licensed MFP-2 Patents to research, develop, manufacture, have made, use, sell, have sold, offer for sale, import, distribute, rent or lease Licensed MFP-2 Products in the MFP-2 Field throughout the Territory, together with a right to grant sublicenses in accordance with subsection (b) below, and the terms of this Agreement;

                  ii. an exclusive license under the Licensed Patents to research, develop, manufacture, have made, use, sell, have sold, offer for sale, import, distribute, rent or lease Licensed Collaboration Products in the Collaboration Field throughout the Territory, together with a right to grant sublicenses in accordance with subsection (b) below, and the terms of this Agreement; provided further that in the event the Collaboration Field is modified or amended so that it is expanded beyond the MFP-2 Field, by written agreement of the parties, Columbia reserves the right to revise or modify the royalty rate and other payments due under Section 5 of this Agreement, subject to Company's written agreement (which would be included as part of the written agreement of the parties regarding expansion of the MFP-2 Field), with respect to such Licensed Collaboration Products in the expanded Collaboration

    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.
                  CONFIDENTIAL PROVISIONS HAVE BEEN OBSCURED.

         Field;

                  iii. an exclusive license to use Licensed MFP-2 Technical Information to research, develop, manufacture, have made, use, sell, have sold, offer for sale, import, distribute, rent or lease Licensed MFP-2 Products in the MFP-2 Field throughout the Territory, together with a right to grant sublicenses in accordance with subsection (b) below, and the terms of this Agreement; and

                  iv. an exclusive license to use Licensed Technical Information to research, develop, manufacture, have made, use, sell, have sold, offer for sale, import, distribute, rent or lease Licensed Products in the Field throughout the Territory, together with a right to grant sublicenses in accordance with subsection (b) below, and the terms of this Agreement.

         b. Columbia grants to the Company the right to grant sublicenses to third parties, provided that: (i) the Sublicensee agrees to abide by all applicable terms and provisions of this Agreement; (ii) the Company remains fully liable for the performance of its and its Sublicensee's obligations hereunder; (iii) each such sublicense is royalty-bearing or otherwise provides for is supported by consideration; and (iv) no such sublicense shall relieve the Company of its obligations under Section 7 hereof concerning diligence to develop and market Licensed Products, nor relieve Company of its obligations to pay Columbia any license fees, royalties and other payments under Section 5 of the Agreement.

         c. All rights granted by Columbia to the Company under this Agreement are subject to, and shall be construed in accordance with, the requirements of 35 U.S.C. Sections 200 et seq., as amended, and its implementing regulations and policies and, to the extent applicable, the requirements of Internal Revenue Procedure 97-14 as regards royalty rates on any Licensed Collaboration Products. Without limitation of the foregoing, the Company agrees that, to the extent required under applicable law, any Licensed Products used, sold, distributed, rented or leased by the Company, an Affiliate or a Sublicensee in the United States will be manufactured substantially in the United States. To the extent that such laws, regulations, or policies apply to the Licensed Patents and/or the Licensed Technical Information, as of the Effective Date, the funding agreements concerning same are listed in Exhibit C to this Agreement.

         d. All rights not specifically granted in this Agreement are reserved to Columbia.

4.       RESERVATION OF RIGHTS FOR RESEARCH PURPOSES; FREEDOM OF PUBLICATION.

         a. Columbia reserves the right to use the Licensed Patents and Licensed

    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.
                  CONFIDENTIAL PROVISIONS HAVE BEEN OBSCURED.

Technical Information solely for its own academic, noncommercial research purposes in the Field and to permit other academic research entities or personnel in active collaboration with Columbia in such research to use such Licensed Patents and Licensed Technical Information solely for academic, noncommercial research purposes in the Field. Columbia shall first obtain from all entities or individuals who are to be given permission to use the Licensed Patents and Licensed Technical Information a written agreement, in a form reasonably acceptable to the Company, to limit such use to academic, noncommercial research purposes and shall inform the Company of the identity of all such entities and individuals. Nothing in this Agreement shall be interpreted to limit in any way the right of Columbia, and/or its employees to use the Licensed Patents and Licensed Technical Information for any purpose outside the Field, or to license or permit such use outside the Field by third parties.

         b. The Company acknowledges that Columbia is dedicated to free scholarly exchange and to public dissemination of the results of its scholarly activities. Columbia acknowledges that the premature publication or dissemination of information may jeopardize or detract from the value of the Licensed Patents or the Licensed Technical Information relating to the Field, to the detriment of the Company. To balance these interests, Columbia and its faculty and employees shall have the right to publish, disseminate or otherwise disclose the Licensed Patents or Licensed Technical Information relating to the Field, but shall not do so without first providing the Company with a reasonable opportunity to review the proposed publication and sufficient time to apply for a patent. Prior to any public disclosure of information within the Licensed Patents or Licensed Technical Information relating to the Field, whether in a publication, abstract, conference, poster, grant application, or otherwise, Columbia shall provide the Company with a copy of the proposed disclosure. The Company shall have thirty (30) days to review said proposed disclosure. If within such 30-day review period the Company determines to file a patent application, public disclosure will be delayed until a patent application is filed, which will be accomplished within 90 days of the end of the 30-day review period Columbia will provide prompt and timely cooperation with the Company in order to assure the expeditious filing of the patent application.


5.       ROYALTIES AND PAYMENTS.

         a. In consideration of the licenses granted under this Agreement, the Company shall pay to Columbia:

                  i. License Fees: Within thirty (30) days of the Effective
         Date, the non-refundable sum of [             ] shall be paid to
         Columbia by Company.

    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.
                  CONFIDENTIAL PROVISIONS HAVE BEEN OBSCURED.

                  ii. Royalties: Company, Affiliate and its Sublicensees shall
         pay to Columbia a royalty of [         ] percent on Company, Affiliate
         and Technology and/or Collaborative Sublicensee Net Sales, provided that in the event that with respect to any Licensed Product, Company, Affiliate and/or Collaborative Sublicensee, as the case may be, shall be entitled to deduct the amount that it is obligated to pay under other agreements it enters into with third parties for technology necessary to secure patent or other intellectual property rights, without which Company would not be permitted under law to make, use, and/or sell the Licensed Product(s), and provided further that such deduction shall in no case reduce the royalty owed to Columbia under
         this Agreement to less than [   ]% on Company Net Sales of Licensed
         Products in the Territory, and further provided that all such rates and minimums shall be reduced by one-half for Net Sales in countries where the manufacture, use, or sale of Licensed Products, although not within the scope of the Licensed Patents, uses Licensed Technical Information.

         b. Technology Sublicense Royalties/Fees: In consideration of the Company's right to grant sublicenses to Technology Sublicensees under this Agreement, Company shall make the following payments:

                  i. [ ]% of all royalties received by the Company on account of a Technology Sublicensee's Net Sales, and

                  ii. [ ]% of all other gross revenues, fees, payments and consideration (including any debt and/or equity securities or instruments, but not consideration received by Company as a bona fide debt or equity investment in the Company), or any part thereof, received by Company from a Technology Sublicensee in consideration for the grant of a sublicense hereunder.

         c. Milestone Payments: Company shall pay Columbia the following payments upon meeting the following milestones:

                  i. for diagnostic or imaging products, the sum of [
            ] upon the first (but not subsequent) [

                        ] of each Licensed Product by Company or a Collaborative Sublicensee;

                  ii. for therapeutic products, [            ] upon the first
         (but not subsequent) entry into [                                ]
         Licensed Product by Company or a Collaborative Sublicensee;

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    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.
                  CONFIDENTIAL PROVISIONS HAVE BEEN OBSCURED.

                  iii. [            ] upon the first (but not subsequent) entry
         into [                                 ] Licensed Product by Company or
         a Collaborative Sublicensee; and

                  iv. [            ] upon the first (but not subsequent)
         [
                                                         ] Licensed Product by
         Company or a Collaborative Sublicensees.

         d. Currency conversion: With respect to revenues obtained by the Company outside the United States, the Company shall make royalty payments to Columbia in the United States in United States dollars. Royalty payments for transactions outside the United States shall first be determined in the currency of the country in which they are earned, and then converted to United States dollars using the buying rates of exchange quoted by Citibank, N.A. (or its successor) in New York, New York for the last business day of the calendar quarter in which the royalties were earned.

6.       REPORTS AND PAYMENTS.

         a. On or before the last business day of each calendar quarter of each Annual Period of this Agreement in which there has been a commercial sale of a Licensed Product or receipt of consideration from a Technology and/or Collaborative Sublicensee, the Company shall submit to Columbia a written report with respect to the preceding calendar quarter (the "Payment Report") stating:

                  i. Company Net Sales during such quarter;

                  ii. In the case of transfers of Licensed Products by the Company to an Affiliate for sale, rental, or lease of such Licensed Products by the Affiliate to third parties, Net Sales by the Company to the Affiliate and Net Sales by the Affiliate to third parties during such quarter;

                  iii. Amounts accruing to, and received by, the Company from its Technology Sublicensees during such quarter;

                  iv. Technology Sublicensees' Net Sales during such quarter;
         and

                  v. A calculation of the amounts due to Columbia, making reference to the application of each subsection thereof.

         b. Simultaneously with the submission of each Payment Report, the Company

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    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.
                  CONFIDENTIAL PROVISIONS HAVE BEEN OBSCURED.

shall make payments to Columbia of the amounts due for the calendar quarter covered by the Payment Report. Payment shall be by check payable to The Trustees of Columbia University in the City of New York and sent to the following address:

                           Columbia Innovation Enterprise
                           Science and Technology Ventures
                           General Post Office
                           P.O. Box 29944
                           New York, NY 10087-9944

or to such other address as Columbia may specify by notice hereunder.

         c. The Company shall maintain at its principal office usual books of account and records showing its actions under this Agreement. Upon reasonable notice, such books and records shall be open to inspection and copying, during usual business hours, by an independent certified public accountant to whom the Company has no reasonable objection, for three years after the calendar quarter to which they pertain (but not more than once per year), for purposes of verifying the accuracy of the amounts paid by the Company under this Agreement. In the event that such review reveals that any payment to Columbia was understated by more than 5%, the Company shall pay, within ten days after demand by Columbia, the reasonable cost of such review.

7.       DILIGENCE.

         a. The Company shall use reasonable commercial efforts to research, develop and market at least one Licensed Product for commercial sale and distribution in the Territory.

         b. Commencing on the First Anniversary Date of this Agreement, and continuing for each Annual Period up to the eighth Anniversary Date of this Agreement, Company shall be required to demonstrate to the reasonable satisfaction of Columbia that it has expended or caused to be expended no less
than [        ] in direct expenditures (not including salaries, overhead and the like) during each such Annual Periods for the bona fide research and development of Licensed Products, including but not limited to the conduct of clinical trials.

         c. In addition, Company shall use its best efforts to make a [
                                                                 ] Anniversary
Date of this Agreement.

         d. No less often than every twelve (12) months after the Effective Date of this Agreement, the Company shall report in writing to Columbia on progress made toward the

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    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.
                  CONFIDENTIAL PROVISIONS HAVE BEEN OBSCURED.

diligence objectives set forth above, including updated development plans, together with the amount of research and development monies related to Licensed Products and expended during that time period.

         e. In the event of failure to achieve any of Company's diligence obligations under this Section, Columbia and the Company shall review the causes for such failure and establish new Diligence obligations. Failure by Company to achieve the modified diligence obligations shall result in Columbia having the option of terminating all of the exclusive licenses granted hereunder in accordance with Section 16 of this Agreement, or converting any or all of such exclusive licenses to nonexclusive licenses.

8.       DISCLAIMER OF WARRANTY; LIMITATIONS OF LIABILITY.

         a. Nothing in this Agreement shall be construed as a warranty or representation by either party as to the validity of any Licensed Patent. Nothing in this Agreement shall be construed as a warranty or representation by either party that anything developed, manufactured, used, sold, rented, leased, or otherwise disposed of under any license granted under this Agreement is or will be free from infringement of domestic or foreign patents or other proprietary interests (including copyright) of other parties. COLUMBIA IS LICENSING THE LICENSED PATENTS, LICENSED TECHNICAL INFORMATION, AND THE SUBJECT OF ANY OTHER LICENSE HEREUNDER TO THE COMPANY, ON AN "AS IS" BASIS. COLUMBIA MAKES NO WARRANTIES EITHER EXPRESS OR IMPLIED OF ANY KIND, AND HEREBY EXPRESSLY DISCLAIMS ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND (EXCEPT TITLE) AS TO THE LICENSED PATENTS, LICENSED TECHNICAL INFORMATION, THE SUBJECT OF ANY LICENSE HEREUNDER AND/OR LICENSED PRODUCTS, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY, FITNESS, ADEQUACY OR SUITABILITY FOR A PARTICULAR PURPOSE, USE OR RESULT, AND ANY WARRANTIES OF FREEDOM OF INFRINGEMENT OF ANY PATENTS, COPYRIGHTS, TRADE SECRETS OR OTHER PROPRIETARY RIGHTS. NEITHER COLUMBIA, NOR ANY EMPLOYEE OR AGENT OF COLUMBIA, SHALL HAVE ANY LIABILITY TO THE COMPANY, ITS AFFILIATES OR ANY OTHER PERSON ARISING OUT OF THE USE OF LICENSED PATENTS, LICENSED TECHNICAL INFORMATION, THE SUBJECT OF ANY LICENSE HEREUNDER OR LICENSED PRODUCTS BY COMPANY, ITS AFFILIATES, OR ANY OTHER PARTY FOR ANY REASON, INCLUDING BUT NOT LIMITED TO THE UNMERCHANTABILITY, INADEQUACY OR UNSUITABILITY OF THE LICENSED PATENTS, LICENSED TECHNICAL INFORMATION, THE SUBJECT OF ANY LICENSE HEREUNDER OR LICENSED PRODUCTS FOR ANY PARTICULAR PURPOSE OR TO PRODUCE ANY PARTICULAR RESULT, OR FOR ANY LATENT DEFECTS THEREIN.

    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.
                  CONFIDENTIAL PROVISIONS HAVE BEEN OBSCURED.

         b. In no event will Columbia, or its respective trustees, officers, agents or employees be liable to the Company or to any other party, for any loss or damages, consequential, incidental, indirect or otherwise, including, but not limited to time, money, or good will, arising from the use, operation or application of the Licensed Patents, Licensed Technical Information, the subject of any license hereunder or Licensed Products by the Company or its Affiliates. In no event shall Columbia's liability to the Company exceed the payments made to Columbia by Company under this Agreement. The parties expressly acknowledge and agree that this limitation of liability has been negotiated for and that without such limitation of liability the consideration charged by Columbia to Company under this Agreement would be substantially greater.

9.       PROHIBITION AGAINST USE OF COLUMBIA'S NAME.

         Except as may be required by law or regulation, or in connection with factual reports of its license and sublicensing rights hereunder, the Company will not use the name, insignia, or symbols of Columbia, its respective faculties or departments, or any variation or combination thereof, or the name of any trustee, faculty member, other employee, or student of Columbia for any purpose whatsoever without Columbia's prior written consent, such consent not to be unreasonably withheld.



10.      COMPLIANCE WITH GOVERNMENTAL OBLIGATIONS.

         a. Notwithstanding any provision in this Agreement, Columbia disclaims any obligation or liability arising under the license provisions of this Agreement if the Company is charged in a governmental action for not complying with or fails to comply with governmental regulations in the course of taking steps to bring any Licensed Products to a point of practical application.

         b. The Company shall comply upon reasonable notice from Columbia with all governmental requests directed to either Columbia or the Company and provide all information and assistance necessary to comply with the governmental requests.

         c. The Company shall insure that research, development, manufacturing and marketing under this Agreement complies with all government regulations in force and effect including, but not limited to, Federal, state, and municipal legislation.

11.      PATENT PROSECUTION, MAINTENANCE AND INFRINGEMENT.

         a. Columbia, by counsel it selects to whom the Company has no reasonable

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    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.
                  CONFIDENTIAL PROVISIONS HAVE BEEN OBSCURED.

objection, in cooperation and consultation with counsel appointed by the Company, will prepare, file, prosecute and maintain all Licensed Patents in Columbia's name (or in the name of both Columbia and the Company in the case of joint inventorship by Columbia and the Company) and in countries designated by the Company. Company will reimburse Columbia for all out-of-pocket expenses it has incurred prior to the Effective Date of this Agreement and will pay expenses incurred following the Effective Date of this Agreement in filing, prosecuting and maintaining such Licensed Patents, including attorneys' fees, the costs of any interference proceedings, reexaminations, or any other ex parte or inter partes administrative proceeding before patent offices, taxes, annuities, issue fees, working fees, maintenance fees and renewal charges, provided, however, that if any Licensed Patent is licensed by Columbia to a third party or third parties, the expenses incurred after the effective date of such license to such third party in filing, prosecuting and maintaining such Licensed Patent in any country covered by such license shall be shared equally by Company and the third party or third parties.

         b. Any reimbursable patent expenses under this Section 11 shall be invoiced by and reimbursed to Columbia by Company on a semiannual basis.

         c. If the Company does not wish to have a Licensed Patent application filed or prosecution continued in a particular country or countries, Columbia may file such application or continue prosecution at its own expense, and Columbia will be free to enter into a licensing agreement for or otherwise dispose of such application or patent, except, in the case of joint inventorship by Columbia and the Company, then Columbia shall have such rights only to the extent of its interest in such application or patent.

         d. Except as provided in paragraph (e) below, Columbia will have the right to protect its Licensed Patents from infringement and prosecute infringers at its own expense when in its sole judgment such action may be reasonably necessary, proper, and justified.

         e. If the Company shall have supplied Columbia with written evidence reasonably demonstrating the likely infringement or future infringement of a claim of a Licensed Patent by a third party selling products in competition with the Company or any of its Affiliates or Sublicensees, the Company may by notice request that Columbia take steps to assert the Licensed Patent. In the event that Columbia initiates legal proceedings under this subsection (e), any recovery shall first be used to reimburse Columbia for its reasonable costs and legal fees incurred to conduct such proceedings. The balance shall be divided
[  ]% to the Company and [  ]% to Columbia. Unless Columbia shall within ninety
(90) days of the receipt of such notice either: (i) cause such infringement to terminate or (ii) initiate legal proceedings against the infringer, the Company, upon notice to Columbia, may initiate legal proceedings against the infringer at the Company's expense. In such event the Company may deduct from payments due hereunder to Columbia reasonable costs and

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    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.
                  CONFIDENTIAL PROVISIONS HAVE BEEN OBSCURED.

legal fees incurred to conduct such proceedings, but in no event shall any payment due in any calendar quarter be reduced by more than [ ]% of the amount otherwise due to Columbia hereunder. Any recovery by the Company in such proceedings shall first be used to reimburse the Company for its reasonable costs and legal fees incurred to conduct such proceedings and next to pay to Columbia an amount equal to all amounts withheld from Columbia by the Company under this Section 11 during the pendency of the proceedings. The balance shall be retained by Company and such balance amount shall be deemed to be Company Net Sales of such Licensed Products (s) and shall be subject to Company's royalty and other payment obligations to Columbia with respect to Company Net Sales as set forth in this Agreement.

         f. In the event one party shall initiate or carry on legal proceedings to enforce any Licensed Patent against an alleged infringer, the other party shall use its best efforts to reasonably cooperate fully with and shall supply all assistance reasonably requested by the party initiating or carrying on such proceedings. The party that institutes any proceeding to protect or enforce a Licensed Patent shall have sole control of that proceeding and shall be responsible for the reasonable expenses incurred by said other party in providing such assistance and cooperation as is requested pursuant to this paragraph. In no event shall Company settle any action or claim hereunder without Columbia's written consent where (a) such settlement would include any admission of liability on the part of Columbia, (b) such settlement would impose any restrictions on Columbia's conduct of its activities; or (c) such settlement would not include an unconditional release of Columbia from all liability of all claim(s) that are the subject matter of the settled action or claim.

         g. For the avoidance of doubt, nothing in this Agreement shall be deemed to grant Columbia the right to control or direct prosecution of, or legal proceedings on, any patent or patent application solely owned by Viventia, or to grant Columbia a license or other rights in or to any such patent or patent application.

12.      INDEMNITY AND INSURANCE.

         a. The Company will indemnify and hold Columbia harmless against any and all third-party actions, suits, claims, demands, prosecutions, liabilities, costs, expenses, damages, deficiencies, loss or obligations (including reasonable attorneys' fees) based on or arising out of this Agreement, including, without limitation, (i) the development, manufacture, packaging, use, sale, rental or lease of Licensed Products, even if altered for use for a purpose not intended, (ii) the use of Licensed Patents or Licensed Technical Information by the Company, its Affiliates, its Sublicensees or its (or their) customers and (iii) any representation made or warranty given by the Company, its Affiliates or Sublicensees with respect to Licensed Products, Licensed Patents or Licensed Technical Information. The Company will reimburse Columbia for any out-of-pocket costs incurred by

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    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.
                  CONFIDENTIAL PROVISIONS HAVE BEEN OBSCURED.

Columbia in enforcing this paragraph 12(a).

         b. The Company shall maintain, during the term of this Agreement, commercial general liability insurance, including product liability insurance, with reputable and financially secure insurance carriers to cover the activities of the Company, its Affiliates and its Sublicensees, for minimum limits of
[          ] combined single limit for bodily injury and property damage per occurrence and in the aggregate. Such insurance shall include Columbia, its respective trustees, directors, officers, employees and agents as additional insureds. The Company shall furnish a certificate of insurance evidencing such coverage, with thirty (30) days' written notice to Columbia of cancellation or material change.

         c. The Company's insurance shall be primary coverage; any insurance Columbia may purchase shall be excess and noncontributory. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement.

13.      PATENT MARKING.

         To the extent required by and in conformance with any applicable laws, the Company will, prior to the issuance of patents, mark Licensed Products made, sold, or otherwise disposed of by it under the license granted in this Agreement with the words "Patent Pending," and following the issuance of one or more patents, with the numbers of such patents. Company shall use its reasonable efforts to ensure that all Licensed Products bear all other notices and legends required by applicable laws to preserve and protect the validity of the Licensed Patents and Licensed Technical Information and Columbia's rights therein.

14.      EXPORT CONTROL LAWS.

         This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America which may be imposed from time to time by the government of the United States of America. Furthermore, each party hereto agrees that it will not export or re-export, directly or indirectly, any technical information acquired from the other under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

15.      BREACH AND CURE.

    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.
                  CONFIDENTIAL PROVISIONS HAVE BEEN OBSCURED.

         a. In addition to applicable legal standards, the Company shall be considered to be in material breach of this Agreement for: (i) failure to pay fully and promptly amounts due pursuant to Section 5 and payable pursuant to
Section 6 of this Agreement; (ii) failure of the Company to meet its obligations under Section 7 of this Agreement; (iii) failure to reimburse Columbia for or pay fully and promptly the costs of prosecuting and maintaining Licensed Patents pursuant to Section 11; or (iv) failure to comply with governmental requests directed to Columbia or the Company pursuant to Section 10(b).

         b. Either party shall have the right to cure its material breach. The cure shall be effected within a reasonable period of time but in no event later than sixty (60) days after notice of any breach given by the non-breaching party, provided that, in the case of failure of the Company to meet its obligations under Section 7 of this Agreement, such period shall be six (6) months plus any period for which such failure was beyond the Company's reasonable control, and the Company shall have the right to further extend such
period by one (1) year upon payment to Columbia of a one-time fee of [    ]
that shall not be creditable against any amounts owed by Company to Columbia under this Agreement.

16.      TERM OF AGREEMENT.

         a. This Agreement shall be effective as of the date first set forth above and shall continue in full force and effect until its expiration or termination in accordance with this Section 16.

         b. Unless terminated earlier under any provision of this Agreement, the term of the licenses granted hereunder shall extend, on a country-by country basis, until the date of expiration of the last to expire of the Licensed Patents, at which time the licenses granted hereunder shall become fully paid-up.

         c. The license granted under this Agreement may be terminated by
Columbia: (i) upon thirty (30) days written notice to the Company if Columbia elects to terminate in accordance with Section 7(e); (ii) upon written notice to the Company for the Company's material breach of this Agreement and the Company's failure to cure such material breach in accordance with Section 15(b); or (iii) should the Company commit any act of bankruptcy, become insolvent, file a petition under any bankruptcy or insolvency act or have any such petition filed against it.

         d. Notwithstanding the foregoing, Company shall have the right, on a country-by-country basis, to terminate, upon ninety (90) days written notice to Columbia, the license rights granted under Section 3 of this Agreement with respect to any Licensed Patent(s) and/or Licensed Technical Information. In such event, such license rights granted to

    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.
                  CONFIDENTIAL PROVISIONS HAVE BEEN OBSCURED.

Company under Section 3 of this Agreement, with respect to such Licensed Patent(s), Licensed Technical Information and/or specific country in the Territory shall terminate, and Columbia shall be free, in the exercise of its sole discretion, to license or otherwise transfer such right(s) to any party as it deems appropriate. In the event of such termination by Company under this subsection (d), all other terms and conditions of this Agreement shall remain in full force and effect.

         e. Upon any termination of this Agreement pursuant to Section 16(c), any Sublicensees of Company under this Agreement shall survive and shall be assigned to Columbia.

         f. Sections 4, 8, 9, 10, 12, 16(f), 17, and 22 will survive any termination or expiration of this Agreement.

17.      NOTICES.

         Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and shall be considered given: (i) when mailed by certified mail (return receipt requested), postage prepaid, or (ii) on the date of actual delivery by hand or overnight delivery, with receipt acknowledged,

         if to Columbia, to:           Executive Director
                                       Science and Technology Ventures
                                       Columbia Innovation Enterprise
                                       Columbia University
                                       Engineering Terrace, Suite 363
                                       500 West 120th Street, Mail Code 2206
                                       New York, New York 10027
                                                   --

         copy to:                      General Counsel
                                       Columbia University
                                       412 Low Memorial Library
                                       535 West 116th Street, Mail Code 4308
                                       New York, New York 10027
                                                   --

        if to Company, to:             Vice President, Corporate Development
                                       Viventia Biotech, Inc.
                                       10 Four Seasons Place
                                       Toronto, Ontario M9B 6H7
                                       Canada

        copy to:                       Chief Financial Officer

    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.
                  CONFIDENTIAL PROVISIONS HAVE BEEN OBSCURED.

                                       Viventia Biotech, Inc.
                                       10 Four Seasons Place
                                       Toronto, Ontario M9B 6H7
                                       Canada

or to such other address as a party may specify by notice hereunder.

18.      ASSIGNMENT.

         This Agreement and all rights and obligations hereunder may not be assigned by either party without the written consent of the other party, such consent not to be unreasonably withheld; except no consent shall be required for the Company to assign to an Affiliate or to a purchaser of all or substantially all of the assets of Company related to the subject matter hereof or to the purchaser of rights in or to a Licensed Product. Any attempt to assign without compliance with this provision shall be void.

19.      WAIVER.

         The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party thereafter of the right to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing and signed by an authorized representative of the party against which such waiver is being sought.

20.      NO AGENCY OR JOINT VENTURE.

         Company is not an agent, joint venturer, or partner of Columbia, and the parties have not created and do not intend to create an agency, joint venture, or partner relationship.




21.      ENTIRE AGREEMENT; AMENDMENT.

         This Agreement, together with the Exhibits, sets forth the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, concerning such subject matter. This Agreement may be amended only by written agreement duly executed by the parties.

22.      GOVERNING LAW.



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
    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.
                  CONFIDENTIAL PROVISIONS HAVE BEEN OBSCURED.

         This Agreement shall be governed by New York Law applicable to agreements made and to be performed in New York.

IN WITNESS THEREOF, Columbia and the Company have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.



                               THE TRUSTEES OF COLUMBIA UNIVERSITY
                               IN THE CITY OF NEW YORK



                               By:  /s/Michael Cleare
                                    --------------------------------------------
                                    Executive Director,
                                    Science and Technology Ventures
                                    Columbia Innovation Enterprise



                               VIVENTIA BIOTECH, INC.


                               By:  /s/Nick Glover
                                    --------------------------------------------
                                    Name:  Nick Glover, Ph.D.
                                    Title: Vice President, Corporate Development





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    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.
                  CONFIDENTIAL PROVISIONS HAVE BEEN OBSCURED.



                                    EXHIBIT A



1. Ilya Trakht and Gavreel Kalantarov, "Development of Human Monoclonal Antibodies Directed To Tumor-associated Antigens, Tumor Cells Infectious Agents, Infection-specific Antigens, etc.", U.S. Serial No. 09/040,833, filed March 18, 1998, now U.S. Patent No. 6,197,582, issued March 6, 2001.

2.       PCT International Application No. PCT/US99/05828, filed March 8, 1999.

3.       Canadian Patent Application No. 2,323,681, filed March 18, 1999.

4.       European Patent Application No. 99913925.6, filed March 18, 1999.

5.       Japanese Patent Application No. 2000-537073, filed March 18, 1999.

6. Ilya Trakht, "Development of Human Monoclonal Antibodies And Uses Thereof," U.S. Serial No. 09/664,485, filed September 18, 2000, continuation of PCT International Application No. PCT/US99/05828, filed March 18, 1999, on behalf of The Trustees of Columbia University in the City of New York, claiming priority of and a continuation-in-part of U.S. Serial No. 09/040,833, filed March 18, 1998.

7. Ilya Trakht, "Development of Human Monoclonal Antibodies And Uses Thereof," U.S. Serial No. 09/767,578, filed January 23, 2001, a continuation of U.S. Serial No. 09/040,833, filed March 18, 1998, now allowed.



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    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.
                  CONFIDENTIAL PROVISIONS HAVE BEEN OBSCURED.


                                    EXHIBIT B


1. Hybridoma cell lines generated using MFP-2 that are producing potentially useful antibodies.

2. Reasonable quantities of purified antibodies for further characterization by the Company.

3. Information on the identity of antigens recognized by selected monoclonal antibodies generated as a result of research sponsored by the Company.




                                       21
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    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.
                  CONFIDENTIAL PROVISIONS HAVE BEEN OBSCURED.


                                    EXHIBIT C

No related Federal funding as of Effective Date.



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